PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated March 12, 2002)                 REGISTRATION NO.333-89355



                              [BIOTECH HOLDRS LOGO]


                       1,000,000,000 Depositary Receipts
                           Biotech HOLDRS (SM) Trust

             This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

             The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           Affymetrix, Inc.                                            AFFX            4           NASDAQ
           Alkermes, Inc.                                              ALKS            4           NASDAQ
           Amgen Inc.                                                  AMGN           46           NASDAQ
           Applera Corporation--Applied Biosystems Group                ABI           18            NYSE
           Applera Corporation--Celera Genomics Group                   CRA            4            NYSE
           Biogen, Inc.                                                BGEN           13           NASDAQ
           Chiron Corporation                                          CHIR           16           NASDAQ
           Enzon, Inc.                                                 ENZN            3           NASDAQ
           Genentech, Inc.                                             DNA            44            NYSE
           Genzyme Corporation                                         GENZ           14           NASDAQ
           Gilead Sciences, Inc. (1)                                   GILD           16           NASDAQ
           Human Genome Sciences, Inc.                                 HGSI            8           NASDAQ
           ICOS Corporation                                            ICOS            4           NASDAQ
           IDEC Pharmaceuticals Corporation                            IDPH           12           NASDAQ
           Immunex Corporation                                         IMNX           42           NASDAQ
           MedImmune, Inc.                                             MEDI           15           NASDAQ
           Millennium Pharmaceuticals, Inc.                            MLNM           12           NASDAQ
           QLT Inc.                                                    QLTI            5           NASDAQ
           Sepracor Inc.                                               SEPR            6           NASDAQ
           Shire Pharmaceuticals Group p.l.c.                         SHPGY         6.8271         NASDAQ

           ----------------------------------
           (1) Gilead Sciences, Inc. announced a 2-for-1 stock split on its common stock payable to shareholders of record as of February 14, 2002. Gilead Sciences began trading on a split-adjusted basis on March 8, 2002. Effective March 13, 2002, the share amount of Gilead Sciences represented by a round-lot of 100 Biotech HOLDRS is 16.

             The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 31, 2002.